Exhibit 10.30

New York ● Chicago ● San Diego ● Aliso Viejo ● Austin ● Minneapolis ● Taipei ● São Paulo

www.mzgroup.us

SPAC Investor Relations Consulting Agreement

THIS CONSULTING AGREEMENT (“Agreement”) is made this 4th day of January 2024, by and between ClimateRock (Hereinafter referred to as the “Company” or “ClimateRock”), and MZHCI, LLC, an MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”), and together “Parties.”

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial, investor relations, and investment banking advisory expertise, and possesses the necessary scope of knowledge and experience in the areas of corporate finance, capital markets, FINRA compliance, including Regulation D, and overall matters of corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise, and experience would benefit the Company in its assessment and preparatory stages of a De-SPAC Business Combination (De- SPAC) & Post Transaction Close, and the Company desires to retain the Consultant to perform consulting services related to such on behalf of the Company under this Agreement.

The Consultant affirms that it has expertise and is focused on technology, fintech, transportation and logistics, commodities, supply chain management, along with other emerging industries.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

Consulting Services

1.1 MZHCI agrees that commencing on the 2nd of January 2024, the Consultant will reasonably be available during regular business hours to advise, counsel, and inform designated officers and employees of the Company as it relates to Pre & Post IPO, De-SPAC readiness assessment, Post Transaction Close preparation advisory, overall capital markets climate related to global macroeconomic conditions, world-leading exchanges, Company’s competitors, related business acquisitions in the relevant market segments, and other aspects of/or concerning the Company’s business about which MZHCI has knowledge or expertise.

1.2 The MZHCI team will act as the Company’s internal corporate chaperone and issuer’s advocate exercising the highest degree of fiduciary duty to the company and its stakeholders. Being engaged in the Pre & Post IPO, De-SPAC process entrenches MZ into the internal team and helps to advise on the best long-term shareholders for the issuer that will render solid support for the stock.

1.3 MZHCI shall render services to the Company as an independent contractor, and not as an employee. All services rendered by MZHCI on behalf of the Company shall be performed to the best of MZHCI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors. MZHCI will assist the Company in articulating its investment story; pre-pave the relationships with target supporters of the potential stock issuance, including institutional investors and sell-side analysts; secure the Company’s participation in general and focused oriented investment conferences.

Page 1 of 8	MZHCI Initial	COMPANY Initial

1.4 MZHCI will serve as the Company’s internal advisor which will allow MZHCI to work on behalf of the Company with investment banks (the syndicate, research analysts, and the distribution/sales teams) and ensure that:

a)	All aspects of the Company’s business model are presented as intended by management

b)	The Company is compared to the relevant peer groups

c)	The Company is marketed to an exhaustive list of potentially interested investors

d)	The Company’s stock is allocated to the most optimal mix of investors to ensure long-term support and liquidity; and positioning the Company for expansion of important trading attributes and metrics, such as ADV, market capitalization, along with favorable movement of 10, 50, 100 and other moving averages.

1.5 MZHCI agrees that all forecasts and financial projections are to be prepared solely by management of the Company and that the Consultant shall obtain the Company’s approval for any, and all content before distributing or otherwise disseminating any information or material relating to the Company or to any person or a group that is not available in public domain.

I.	SCOPE OF SERVICES, PROGRAMS AND DELIVERABLES

MZHCI will assess the Company’s readiness for capital markets and determine the best path in achieving the Company’s goals. During its engagement, MZHCI will counsel Senior Management on the life cycle of the financial markets, including how the Company is impacted by both macro-economic and micro-economic variables, its peer dynamic, and how allocation of shares in the book of orders can influence stock performance from the first day of trading to months into the future. The service includes coordination of the entire lifecycle of the placement process.

MZHCI’s value-add is in proactive management of the placement process and issuer education at each stage of the process based on lessons learned from the best and worst deals from MZHCI’s collective capital markets experience. Consultant will work closely with senior management, heads of business lines, and legal counsel throughout the assessment and the preparation process, becoming an integral part of the company’s investor relations and communications arm in the process:

De-SPAC PLANNING & SERVICES

A.	Provide advice/sounding board on De-SPAC process as requested by the Client

B.	Drive communications:

i.	BCA announcement/communication

ii.	transaction announcement S-4 filing and subsequent De-SPAC milestones

iii.	investor presentation

iv.	financial marketing materials & conference call script and Q&A

v.	ongoing & closing transaction press releases

vi.	develop media/press kit & pitch

Page 2 of 8	MZHCI initials:	COMPANY Initials:

vii.	develop media/press target lists/strategy

viii.	drive media promotion through press and MZ Group network

C.	Organize institutional investor introductions

D.	Setup sell side analyst outreach, schedule analyst day and coordinate logistics

E.	Screen financial conferences and help procure invitations

F.	CMA selection/ approach coordination for Company

G.	Assistance with IBC SEO optimization and IR website development and hosting

INVESTOR RELATIONS WEBSITE DESIGN AND HOSTING

With more than 2,100 websites designed worldwide, MZ is a leader in corporate and investor relations technology solutions. MZ client websites are designed to be secure, informative and intelligent using benchmark practices based on the latest technology and trends.

MZ will design, develop and host a custom-made corporate website according to ClimateRock’s needs using the latest technologies, responsive for mobile access and developed using the best practices and market trends. MZ will also ensure company information including: press releases, presentations and any other pertinent public information are current, accurate and available on the site.

Website features include:

A.	A. Hosting infrastructure with Amazon AWS data center hosting in the United States. This gives MZ

B.	websites the best uptime and fastest page-load times in the business

C.	B. Fully responsive layout structure with customization of logo, content, map, images and color,

D.	following the Brand Identity Manual

E.	C. Top-tier security with https

F.	D. Initial SEO preparation and URL customization

G.	E. GDPR Compliance - MZ is committed to the General Data Protection Regulation and protecting

H.	Personally Identifiable Information. In additional to the GDPR compliance, our policies and

I.	procedures follow the rigorous controls set out in ISO 27001:2013

J.	F. Automated Feed for regulatory filings and press releases, as needed

K.	G. Easy to manage CMS for full autonomy

L.	H. 24x7 support team to provide our clients with an outstanding customer experience

POST TRANSACTION CLOSE SERVICES

Post Transaction Close, MZHCI transitions to serve as your dedicated internal IR or supplement your IR team with our comprehensive investor relations program and technology solutions.

M.	Provide a Senior Account Manager and single point of contact for all investors.

N.	Execute global (if appropriate) or domestic IR strategies with proactive shareholder targeting

O.	Liaise with investment bankers and expand relationships with research analysts

P.	Consistently communicate with the investment community and financial media

Q.	Conduct perception studies and generate analytics

R.	Internal and external communication during crisis management

Page 3 of 8	MZHCI initials:	COMPANY Initials:

S.	Manage investor database/CRM to include relevant communications and action items for shareholders and prospective investors

T.	Coordinate all material press releases including earnings releases; disseminate these communications to the Company’s master list

U.	Manage preparation process for all quarterly calls, including scripting, call invites and conference call / webcast logistics

V.	Assist with planning and coordination of all aspects of analyst days and annual shareholder meetings

W.	Timely address all communications, including daily ad hoc calls from current shareholders and interested investors; and schedule conference calls for management with all relevant pre- qualified parties on buy- and sell sides

X.	Assist management with crisis communications, timely and consistently

Y.	Provide any relevant advice requested by management of the Company with respect to public markets and trading dynamic of the stock to help management make the right decisions

Z.	Conduct intermittent perception studies: contact shareholders/analysts and prospective investors on as needed basis to gather feedback and views of Company’s health and management’s efficiency and ability to execute vs. expectations

INVESTMENT AWARENESS AND OUTREACH

MZHCI will implement an ongoing stock market support system with the general objective of expanding awareness among market constituents. Consultant will do the following:

A.	Make introductions to targeted investors utilizing a proprietary, robust database:

i.	Equity Brokers

ii.	Analysts (both generalists and industry specialists)

iii.	Portfolio Managers/Institutions

iv.	High Net Worth Investors

v.	Market Makers

vi.	Financial Publications

B.	Conduct Virtual Non-Deal Roadshows. Virtual Roadshows are live investor presentations webcast from management’s locale. This will be by invitation only and participants will be comprised of shareholders, institutional and retail investors, and buy/sell side analysts

C.	Arrange Investor calls (1-on-1) ongoing for both new introductions and follow-up

D.	Provide Roadshow feedback (ongoing) and recommendations to improve management’s delivery and engagement effectiveness with certain investors

E.	Screen all North American investment firms for upcoming financial conferences and select those that would be appropriate for ClimateRock. Consultant will work to secure invitations and aim to pre- arrange meetings with relevant investors

F.	Continually update target prospective investors on corporate progress

G.	Provide IR Progress Report to Management/Board of Directors once per quarter

Page 4 of 8	MZHCI initials:	COMPANY Initials:

FINANCIAL MEDIA RELATIONS

Targeted media relations offer an important segment to the corporate story. MZHCI will target media opportunities that highlight ClimateRock’s strategy, growth objectives, board of directors, developments and milestones related to its business. Services include:

A.	Targeted media programs

B.	Strategic counsel

C.	Release drafts and media targets

D.	Q&A to support significant corporate developments

E.	Feedback after interviews

Business & Financial Media – MZHCI will identify the optimal news, corporate, and industry trends that will provide angles in the business/financial media and then actively pursue those opportunities with the appropriate reporter(s).

PUBLIC MARKET INSIGHT

MZHCI will counsel and educate the Company’s senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different variables. The Team at MZHCI leverages its collective expertise on all aspects of strategic financial, corporate and crisis communications gain through representing over 250 public companies. MZHCI will help the Company set and manage expectations while relaying valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZHCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

As part of its ongoing commitment and partnership with the Company, MZHCI will educate the Company’s senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. MZHCI can also help access acquisition candidates plus discuss the financial impacts and longer-term implications.

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of any, and all communication and awareness campaigns should be:

A.	An increase in the number of financial professionals (including brokers, institutions, and analysts) and individual investors that are educated and knowledgeable about ClimateRock: including senior management, the company’s products, and its current financial condition & growth opportunities.

B.	An increase in the number of articles printed in both trade and financial publications.

C.	Increase suitability for a De-SPAC and Post Transaction Close and ensure better access to capital markets, debt, or equity, which will facilitate future acquisitions and working capital needs.

II.	TERM

This Agreement becomes effective upon execution and shall remain effective for a period of six (6) months, provided; however, that if ClimateRock decides to both terminate a merger and announce it publicly, the Company has the right to terminate services upon thirty (30) day written notice to Consultant. After the initial six (6) month term, this Agreement shall automatically renew every six (6) months thereafter unless either party to the other delivers sixty (60) days’ notice of termination. Upon completion of the business combination (“Post De-SPAC”), the agreement will automatically transfer to the combined entity that is listed on a senior U.S. exchange. Upon signing of this Agreement, all obligations and debts from previous agreements or addendums between ClimateRock and MZHCI are satisfied.

Page 5 of 8	MZHCI initials:	COMPANY Initials:

III.	Compensation

Cash

Pre De-SPAC: $12,000 USD per month. The first monthly payment is due in advance, and all subsequent payments are due within ten (10) days of each month of service.

Post De-SPAC: $15,000 USD per month, due within ten (10) days of each month of service.

At each twelve (12) anniversary of this Agreement, a 5% COLA (Cost of Living Adjustment) increase will be applied to the cash fee.

Bonus

At the successful close of the business combination, the Company will issue MZHCI $120,000 USD worth of ClimateRock restricted common stock, valued at the closing price on the first day of trading after the successful close of the business combination (the “Equity”). The aforementioned shares of ClimateRock restricted common stock are due to MZHCI within ten (10) days of achieving such a milestone. If the Agreement is terminated per section II. (“Term”) prior to the close of the business combination, the Company will still issue the Equity to MZHCI. All shares shall be deemed earned, fully paid, and non-forfeitable pursuant to the terms hereof (without delay) and the Company shall timely post on EDGAR a Form 8-K or other acceptable SEC filing reporting on its entry into this Agreement within three (3) months of the close of the business combination.

Required language: On January 4, 2024, ClimateRock entered into an investor relations consulting agreement with MZHCI, LLC.

Expense Reimbursement

Only expenses that would ordinarily be incurred by the Company will be billed monthly. Applicable reimbursements would include such items as the costs of printing of materials, or postage for investor packages. Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company.

IV.	Prior Restriction

MZHCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

V.	Assignment

This Agreement is exclusively to be performed by MZHCI and may not be assigned in any way by MZHCI without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of MZHCI and upon the successors and assigns of the Company.

VI.	Confidentiality

Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company that are now known to MZHCI or which hereinafter may become known to MZHCI; and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of ClimateRock.

Page 6 of 8	MZHCI initials:	COMPANY Initials:

Consultant acknowledges and agrees that breach of this Confidentiality Agreement by Consultant and/or anyone employed by or otherwise associated with Consultant may also constitute a violation of the Insider Trading Act and/or other securities and other laws. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business, and is not known or generally available to the public.

Both Parties agree that the Company shall assume and remain responsible for all information, statements, and documents released or provided to Consultant and for compliance with Regulation FD or any other provisions of the Securities Exchange Act of 1934 (the “1934 Act Obligations”).

Any confidential material held by the Consultant will be returned to the Company within one calendar month of the expiration or termination of this Agreement.

Any confidential information should not be disclosed by the Consultant for a period of five (5) years following the termination of this Agreement.

VII.	Default

1.	Except for a claim or controversy arising under Section VIII of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in California in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The prevailing party shall be entitled to reimbursement of all fees incurred, including attorney, filing, travel and anything associated with the arbitration.

2.	In the event MZHCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel MZHCI to comply with, or restrain MZHCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare MZHCI in default hereunder and to terminate this Agreement and any further payments hereunder.

3.	Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend MZHCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).

MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of rendering services under this agreement or otherwise.

Page 7 of 8	MZHCI initials:	COMPANY Initials:

VIII.	Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

IX.	Notices

Any notices required by this Agreement shall (i) be made in writing by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at ClimateRock, 25 Bedford Square, London, WC1B 3HH, United Kingdom; and in the case of MZHCI, be mailed to MZHCI, LLC, 27422 Aliso Creek Rd, Suite 250, Aliso Viejo, CA 92656.

X.	Miscellaneous

1.	This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

2.	This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

3.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of California

4.	In case this agreement is terminated the surviving sections are VI, VII and VII.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

MZHCI, LLC		ClimateRock

By:	/s/ Greg Falesnik, CEO	By:	/s/ Per Regnarsson, CEO
	Greg Falesnik, CEO		Per Regnarsson, CEO

Date:	1/4/2024	Date:	1/5/2024

Page 8 of 8	MZHCI initials:	COMPANY Initials: